                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         CATALINA MARKETING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     (Catalina Marketing Corporation Logo)
                            NOTICE OF ANNUAL MEETING
                                 TO BE HELD ON
                                 JULY 20, 1999
                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of CATALINA MARKETING CORPORATION, a Delaware corporation (herein called the "Company"), will be held at the Hyatt Regency Westfield, 1800 East Golf Road, Schaumburg, Illinois 60173, on Tuesday, July 20, 1999 at 9:00 AM (the "Annual Meeting") for the following purposes:

          1. To elect two Class II Directors;

          2. To ratify and approve the Company's 1999 Stock Option Plan;

          3. To ratify and approve the Company's independent public accountants for fiscal 2000; and

          4. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on June 1, 1999 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the Annual Meeting at the offices of the Company, 11300 9th Street North, St. Petersburg, Florida 33716, and will also be available for examination at the Annual Meeting until its adjournment.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                          By Order of the Board of Directors,
                                          /s/DANIEL D. GRANGER
                                          Daniel D. Granger
                                          Chief Executive Officer

IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

St. Petersburg, Florida
June 18, 1999

                                PROXY STATEMENT

                         CATALINA MARKETING CORPORATION
                             11300 9TH STREET NORTH
                         ST. PETERSBURG, FLORIDA 33716
                             ---------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JULY 20, 1999
                             ---------------------
                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CATALINA MARKETING CORPORATION, a Delaware corporation (the "Company"), for use at the Company's 1999 Annual Meeting of Stockholders to be held on Tuesday, July 20, 1999 at 9:00 AM at the Hyatt Regency Westfield, 1800 East Golf Road, Schaumburg, Illinois 60173, and at any and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 11300 9th Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary, or by executing a subsequent proxy and presenting it at the meeting. A proxy may also be revoked by the person who executed the proxy attending the Annual Meeting and voting in person. In addition to this solicitation, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. The Company may, but does not currently plan to, engage a proxy solicitation firm in connection with the solicitation of proxies. The expense of any such engagement is not expected to exceed $10,000. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company will be mailed on or about June 18, 1999 to each stockholder of record as of the close of business on June 1, 1999.

                             VOTING AT THE MEETING

     The Company had 18,574,470 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding as of June 1, 1999. Holders of record of shares of Common Stock at the close of business on June 1, 1999 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record. Holders of a majority of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote thereon are required to approve the proposals set forth herein. For such proposals, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against each such proposal. Also, for these proposals, broker non-votes are not counted as shares present at the meeting and entitled to vote and therefore have no effect. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                      NOMINATION AND ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     The persons named in the enclosed proxy will vote FOR the two nominees named below under "Nominees for Directors" as the two Class II Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class II Directors. Each Class II Director is to hold office until the 2002 Annual Meeting of Stockholders and until his or her respective successor is duly qualified and elected.

     The names and certain information concerning the persons to be nominated to become directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR DIRECTORS." It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

     The directors and nominees for director of the Company and executive officers and other significant employees of the Company as of the date of this Proxy Statement, are as follows:

George W. Off.....................  52   Chairman of the Board
Daniel D. Granger.................  50   President, Chief Executive Officer and Director
Joseph P. Port....................  40   Senior Vice President and Chief Financial Officer
Michael G. Bechtol................  42   Executive Vice President and President, Catalina
                                           Marketing Services Division ("CMS")
David M. Diamond..................  40   Executive Vice President and Chief Vision Officer
Michael T. McClorey...............  39   President and Chief Executive Officer, Health
                                           Resource Publishing Company
Laurent Amouyal...................  35   President and Chief Executive Officer, Catalina
                                           Marketing Europe Division
Tommy D. Greer....................  67   Director, Chairman Emeritus
Frank H. Barker...................  68   Director
Frederick W. Beinecke.............  56   Director
Patrick W. Collins................  70   Director
Stephen I. D'Agostino.............  65   Director
Thomas W. Smith...................  71   Director
Michael B. Wilson.................  62   Director

The Board of Directors is divided into three classes, with each class holding office for staggered three year terms. The terms of Class I Directors Frank H. Barker, Patrick W. Collins and George W. Off expire in 2001, the terms of Class II Directors Frederick W. Beinecke, Tommy D. Greer and Thomas W. Smith expire in 1999 and the terms of Class III Directors Stephen I. D'Agostino, Daniel D. Granger and Michael B. Wilson expire in 2000. Mr. Greer has notified the Company of his decision not to accept a nomination for election as a director of the Company at the Annual Meeting and accordingly, the number of authorized directors in the Company's Bylaws will be reduced to eight (from nine). All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the officers or directors of the Company.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

     During the fiscal year ended March 31, 1999, the Board of Directors held a total of seven meetings. Each member of the Board of Directors attended at least 75% of the meetings of the Board and of the committees of which he or she was a member.

     The standing committees of the Board of Directors are the Compensation Committee, the Director Grant Plan Committee, the Audit Committee and the Nominating Committee.

     The Compensation Committee, which met on four occasions in fiscal 1999, is responsible for: (i) reviewing and recommending to the Board of Directors an integrated compensation and incentive program for all levels of management; (ii) reviewing, approving and recommending to the Board of Directors other employee compensation plans; and, (iii) reviewing and approving compensation plans for members of the Board of Directors. In addition, the Compensation Committee is responsible for: (a) granting options to purchase Company stock pursuant to the Company's Amended and Restated 1989 Stock Option Plan and its replacement, the 1999 Stock Option Plan, subject, in the latter case, to approval of such plan by the Stockholders; (b) determining the number of shares subject to options granted and the exercise price per share; and (c) administering such plans pursuant to their terms. Also, the Compensation Committee has full and exclusive discretionary authority to (1) construe, interpret and apply the terms of the Company's Employee Payroll Deduction Stock Purchase Plan; (2) determine eligibility and adjudicate all disputed claims under such Plan; and (3) administer such Plan in accordance with its terms. The Committee currently consists of Frederick W. Beinecke as chairman, Patrick W. Collins and Michael B. Wilson.

     The Director Grant Plan Committee, which did not meet in fiscal 1999, is responsible for administering the 1992 Director Grant Plan pursuant to its terms. The Committee currently consists of Daniel D. Granger and George W. Off.

     The Audit Committee, which met on three occasions in fiscal 1999, is responsible for: (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial and auditing personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Committee currently consists of Stephen I. D'Agostino as chairman, Thomas W. Smith and Frank H. Barker, who has served on the Committee since February 1999.

     The Nominating Committee, which met on one occasion in fiscal 1999, is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting, and for making recommendations to the Board of Directors concerning the structure and membership of the committees of the Board of Directors. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by stockholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company as well as what particular contribution to the success of the Company such person could be expected to make. The Committee currently consists of Frank H. Barker as chairman, who has served on the Committee since February 1999, Frederick W. Beinecke, George W. Off and Daniel D. Granger. Stephen I. D'Agostino and Tommy D. Greer served on the Nominating Committee during fiscal 1999 until February 1999.

     The International Committee, which was formed in July 1997, met on two occasions in fiscal 1999. This Committee was responsible for supervising the management of and providing oversight for the Company's international operations. The Committee consisted of Frank H. Barker, as chairman, Helene Monat, former director of the Company, George W. Off and Daniel
D. Granger, and was dissolved in February 1999.

NOMINEES FOR DIRECTORS

     The following two persons will be placed in nomination for election to the Board of Directors as Class II Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless otherwise stated in the proxy.

     Frederick W. Beinecke was elected as a director of the Company in January 1993, and also served as a director of the Company from 1985 until January 1990. He has been the President of Antaeus Enterprises, Inc. (a venture capital and marketable securities investment company) since 1982. Mr. Beinecke is also a director of several private companies.

     Thomas W. Smith was elected as a director of the Company in July 1994. Mr. Smith founded and has been President of Prescott Investors, Inc., an investment advisory firm, since 1973. Mr. Smith is on the board of directors of MacDermid, Inc., a distributor of specialty chemicals.

OTHER DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     George W. Off, one of the Company's founders, became the Chairman of the Company in July 1998. Prior to becoming Chairman, Mr. Off was the President and Chief Executive Officer from July 1994 until July 1998, after serving as its Chief Operating Officer from October 1992 until July 1994 and as the Company's Executive Vice President from April 1990 to October 1992. Mr. Off was re-elected as a director of the Company in October 1992 after serving in that capacity from 1983 until January 1990. Mr. Off is also a director of Telephone and Data Systems, Inc., a Delaware corporation.

     Daniel D. Granger became President and Chief Executive Officer of the Company in July 1998 and has served as a director of the Company since April 1998. Prior to becoming President and Chief Executive Officer, Mr. Granger served as the Company's President and Chief Operating Officer from April 1998 to July 1998 and as President of CMS since January 1996 until April 1998. He also served as Executive Vice President, Sales of the Company from January 1996 until April 1998. Prior to January 1996, Mr. Granger had been employed with the Company for eight years, serving as Chief Executive Officer and President of Catalina Electronic Clearing Services, then an operating unit of the Company.

     Joseph P. Port has served as Senior Vice President and Chief Financial Officer of the Company since April 1999. Prior to joining the Company, Mr. Port served as Vice President of Finance and Corporate Controller for Kaydon Corporation, a precision industrial manufacturing company. Prior to his employment with Kaydon Corporation, Mr. Port was a corporate controller for GATX Logistics, Inc. Prior to that position, Mr. Port served in various financial and accounting positions during ten years with Harris Corporation and as a certified public accountant with KPMG Peat Marwick, LLP.

     Michael G. Bechtol has served as Executive Vice President and President of CMS, an operating unit of the Company, since October 1998. Prior to that, Mr. Bechtol was the Executive Vice President, Retail, CMS, since April 1998 until October 1998. In such capacity, Mr. Bechtol directed all retail management activities for the Company's core business in the United States. Mr. Bechtol has been employed by the Company in various capacities since 1986.

     David M. Diamond has served as Executive Vice President and Chief Vision Officer of the Company since October 1998, prior to which he had served as Executive Vice President, Marketing and New Applications, CMS, since January 1997. Prior to joining the Company, Mr. Diamond was a marketing consultant from 1993 to 1996, served as President of Lamaze Publishing Company from 1991 to 1992, and was Senior Vice President of New Products with ActMedia from 1988 to 1991.

     Michael T. McClorey has been President of Health Resource Publishing Company, a subsidiary of the Company, since April 1995. Mr. McClorey joined the Company in 1986 and has served in a variety of sales and retail management positions for the Company, most recently as a senior vice president.

     Laurent Amouyal has been President and Chief Executive Officer of Catalina Marketing Europe, an operating unit of the Company, since its formation in October 1998. Mr. Amouyal joined the Company in 1993 and served as the President of Catalina Marketing of France, Inc. prior to his appointment to his present position.

     Tommy D. Greer was the Company's Chairman from 1994 to 1998, after serving as Chief Executive Officer from January 1992 until July 1994, and after serving as its President and Chief Operating Officer from January 1989 to January 1992. Mr. Greer has been a director of the Company since April 1989 and currently serves as Chairman Emeritus. Before joining the Company, Mr. Greer had been retired. Prior to retirement, Mr. Greer spent twenty five years at Texize Chemicals Company, a household products manufacturer, where he was responsible for conceptualizing and marketing many popular cleaning products, including Fantastik Spray Cleaner, Spray & Wash, K2R and Glass Plus. Mr. Greer was President of Texize from 1969 to 1975.

     Frank H. Barker, who was elected as a director of the Company in January 1996, served as President and Chief Executive Officer of US Dermatologics, Inc. from October 1997 until February 1999. He is currently the chairman of the board of directors of US Dermatologics, Inc. Until his retirement in January 1996, Mr. Barker served as Corporate Vice President responsible for public relations and government affairs and Company Group Chairman responsible for the ophthalmic business and the health promotion/disease prevention business of Johnson & Johnson. Prior to his retirement, Mr. Barker had been employed by Johnson & Johnson for more than thirty years. Mr. Barker is also a director of Aradigm Corporation, a corporation engaged in the development of pulmonary drug delivery systems.

     Patrick W. Collins, who was elected as a director of the Company in July 1995, was, until his retirement in March 1994, the Vice Chairman and Chief Operating Officer of Ralphs Grocery Company. Mr. Collins was also a director of Ralphs Grocery Company from 1988 until March 1994. Prior to his most recent position, Mr. Collins was the President of Ralphs Grocery Company from February 1976 until March 1994. Mr. Collins is also a director of Bristol Farms, Inc., a supermarket chain based in South Carolina, and PIA Merchandising Inc., a merchandising marketing services company.

     Stephen I. D'Agostino was elected as a director of the Company in February 1988. Mr. D'Agostino is a consumer marketing consultant and was Chairman of Lord Capital Corporation, an investment bank, from January 1989 to December 1991 and Chairman of Texas State Optical Corp., an optical stores franchiser, from August 1990 to December 1991. Mr. D'Agostino is a director of Super Value Stores, Inc., a grocery wholesaler, as well as Kyser Industrial Corp., a manufacturer of certain equipment for trucks and refrigerators for supermarkets and food service organizations.

     Michael B. Wilson was elected as a director of the Company in January 1993. He was Vice President, Sales and Marketing, Consumer and Commercial Paper Products, for Georgia-Pacific Corporation until his retirement in September 1992. Mr. Wilson also serves on the board of Worldtex, Inc., a covered yarn manufacturer.

          SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 31, 1999, certain information regarding the ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, each of its directors and executive officers and all directors and executive officers as a group. Mr. Port had not joined the Company as an employee as of such date.

                                                                SHARES BENEFICIALLY
                                                                      OWNED(1)
                                                                --------------------
       OFFICERS, DIRECTORS AND 5 PERCENT STOCKHOLDERS            NUMBER      PERCENT
------------------------------------------------------------    ---------    -------
T. Rowe Price Associates(2).................................    2,408,800     13.10%
  100 E. Pratt Street
  Baltimore, MD 21202
General Electric Company(3).................................    1,213,965      6.60%
  3135 Easton Turnpike
  Fairfield, Connecticut 06431
William Blair & Company, L.L.C..............................    1,172,868      6.38%
  222 West Adams Street
  Chicago, IL 60606
Frederick W. Beinecke(4)....................................    1,118,800      6.08%
  c/o Antaeus Enterprises Inc.
  99 Park Avenue, Suite 2200
  New York, NY 10016
Antaeus Enterprises, Inc.(4)................................    1,034,794      5.63%
  99 Park Avenue, Suite 2200
  New York, NY 10016
Thomas W. Smith(5)..........................................      979,924      5.33%
  323 Railroad Avenue
  Greenwich, CT 06830
George W. Off...............................................      227,388      1.23%
Daniel D. Granger...........................................      104,952         *
Michael G. Bechtol..........................................       38,948         *
David M. Diamond............................................       30,708         *
Frank H. Barker(6)..........................................            0         *
Patrick W. Collins..........................................          442         *
Stephen I. D'Agostino(7)....................................       82,844         *
Tommy D. Greer..............................................      129,177         *
Michael B. Wilson...........................................        6,430         *
All directors and executive officers as a group (11
  persons)..................................................    2,717,713     14.58%

---------------

 *  Amount represents less than 1% of the Company's Common Stock.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Off -- 120,600, Granger -- 70,000, Bechtol -- 28,150, Diamond -- 28,750 and all
    directors and executive officers as a group -- 247,500, all of which options are exercisable within 60 days of March 31, 1999. The beneficial ownership reported above does not include phantom stock units (each unit being the non-voting economic equivalent to one share of Common Stock) held by certain officers and directors of the Company under the Catalina Marketing Corporation Deferred Compensation Plan as follows:
    Messrs. Barker -- 4,773.95 units, Granger -- 45.82 units, Collins -- 4,000 units, D'Agostino -- 1,040.14 units, Off -- 119,771.63 units,
    Smith -- 2,793.21 units and Wilson -- 3,196.95 units. Information with respect to beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock is provided based on Schedules 13G or 13D filed by such persons or more recent information provided by such persons.
(2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3) These securities are deemed beneficially owned by General Electric Company ("GE"), its subsidiaries General Electric Investment Corporation ("GEIC") and GE Investment Management Incorporated ("GEIM") and the trustees of the General Electric Pension Trust. GEIC is a registered investment advisor and acts as investment manager of the General Electric Pension Trust and as investment advisor to certain other entities and accounts and thus may be deemed to share voting or investment authority with respect to shares held by them. GEIM is a registered investment advisor which acts as investment advisor for certain entities and accounts and may be deemed to be the beneficial owner of certain shares owned by such entities or accounts. GE and its subsidiaries and affiliates expressly disclaim that they are members of a group. GE further disclaims beneficial ownership of all securities listed.
(4) Frederick W. Beinecke, a director of the Company, is the President and a director of Antaeus Enterprises, Inc. ("Antaeus"). Mr. Beinecke is also a beneficiary of a trust that is one of four trusts, each of which owns 25% of Antaeus, resulting in the attribution of beneficial ownership to Mr. Beinecke of the shares held by Antaeus. The shares listed for Mr. Beinecke include 29,006 shares owned directly by him, 1,034,794 shares held by Antaeus and 55,000 shares held by a trust for his benefit. Antaeus and Mr. Beinecke may be deemed to be part of a group, together with a trust, which group would beneficially own 1,118,800 shares constituting approximately 6.08% of the Company's outstanding shares. Except for the shares owned directly by each of them, Antaeus and Mr. Beinecke disclaim beneficial ownership of all shares.
(5) Shares listed for Mr. Thomas W. Smith, a director of the Company, include 100,884 shares owned directly by Mr. Smith, 421,000 shares held by Idoya Partners, a limited partnership of which Mr. Smith is general partner, 374,000 shares held by Prescott Associates, a limited partnership of which Mr. Smith is general partner, 22,000 shares held by Prescott International Partners, a limited partnership of which Mr. Smith is general partner, 23,500 held by Mr. Smith's wife and various other family members, with respect to which he shares voting power, 12,140 shares held in accounts for Mr. Smith's children over which he has sole voting and investment authority, and 26,400 shares held by Prescott Investors profit sharing account of which Mr. Smith is trustee.
(6) Mr. Barker beneficially owns options to purchase 6,250 shares of common stock of HRP, a subsidiary of the Company.
(7) Shares listed for Mr. D'Agostino include 1,900 shares held in an IRA account by his wife. Mr. D'Agostino disclaims beneficial ownership of such shares.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% stockholders. Except with respect to late filings of Form 3 by Messrs. Bechtol and Diamond following their being named executive officers of the Company, the Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during the Company's last fiscal year.

                      THE COMPANY'S 1999 STOCK OPTION PLAN

                                  (PROPOSAL 2)

     On April 29, 1999, the Board of Directors adopted, subject to the approval of the Stockholders, the Catalina Marketing Corporation 1999 Stock Option Plan (the "Option Plan") under which options to purchase the Company's Common Stock may be granted to such employees and directors of or consultants to the Company (whether or not they are employees) (collectively, the "Participants" and individually, a "Participant") as the administrator of the Option Plan (the "Administrator") may select. The Option Plan will replace the Company's Amended and Restated 1989 Stock Option Plan, the term of which expired on April 26, 1999. The following is a summary of certain provisions of the Option Plan and is qualified by reference to the complete plan, a copy of which will be furnished to any Stockholder upon request.

     The affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the meeting will be required to approve Proposal 2. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE COMPANY'S 1999 STOCK OPTION PLAN.

SUMMARY OF THE OPTION PLAN

     Purpose. The Board of Directors believes that the Company's Amended and Restated 1989 Stock Option Plan was and that the Option Plan will continue to be an important method for the Company to provide incentives to key employees of the Company and its subsidiaries, to encourage proprietary interest in the Company and to attract new employees with outstanding qualifications. The Option Plan is being proposed in order to permit the Board of Directors to continue to make stock related incentives available to existing and future employees notwithstanding the expiration of the Amended and Restated 1989 Stock Option Plan.

     Eligibility and Administration. The Option Plan authorizes the Administrator, which is defined as either the Board of Directors or a committee of at least three members appointed by the Board of Directors, to select the Participants who are to be granted options, determine the number of shares of Common Stock to be granted to each optionee, designate such options as incentive stock options or nonstatutory stock options and determine to what extent the options may be transferable. As of the date hereof there are approximately 368 employees eligible to participate under the Option Plan. All directors are eligible to participate under the Option Plan. The Compensation Committee of the Board of Directors will initially serve as Administrator of the Option Plan. The members of the Compensation Committee are Frederick W. Beinecke, as chairman, Patrick W. Collins and Michael B. Wilson. The Administrator's interpretations and construction of the Option Plan are final and binding on the Company.

     Shares Available for Issuance Under the Option Plan. The aggregate number of shares of the Company's authorized but unissued or reacquired Common Stock which may be issued upon exercise of options under the Option Plan shall not exceed 1,600,000. To date, no options have been granted under the Option Plan. Under the Amended and Restated 1989 Stock Option Plan, options to purchase an aggregate of 6,571,464 shares of Common Stock were granted prior to its expiration, of which, as of June 1, 1999, 1,080,905 had expired or were forfeited without exercise, 2,902,656 have been exercised and 2,587,903 remain outstanding.

     Grant, Exercise and other Terms of Options. Options issued under the Option Plan are designated as either incentive stock options or nonstatutory stock options. Incentive stock options are options meeting the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory options are options not intended to so qualify.

     The exercise price of options granted under the Option Plan may not be less than 100% of the fair market value of the Common Stock of the Company (as defined by the Option Plan) on the date of the grant. With respect to any Participant who owns stock representing more than 10% of the voting rights of the outstanding Common Stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Common Stock on the grant date, and the maximum term of any such incentive stock option must not exceed five years.

     Options are evidenced by written stock option agreements in a form approved by the Administrator from time to time and no option is effective until the applicable stock option agreement has been executed by both parties thereto. Options granted under the Option Plan may become exercisable in cumulative increments over a period of months or years, or otherwise, as determined by the Administrator, provided that no option may become exercisable prior to one (1) year following the grant thereof. The purchase price shall be paid in cash; provided, however, that if the applicable option agreement so provides, or the Administrator, in its sole discretion otherwise approves thereof, the purchase price may be paid in shares of Common Stock having a fair market value on the exercise date equal to the exercise price or in any combination of cash and shares of Common Stock, as long as the sum of the cash so paid and the fair market value of the shares so surrendered equals the aggregate purchase price. Optionees who also participate in the Company's Deferred Compensation Plan may elect, in lieu of receiving shares of Common Stock upon the exercise of nonstatutory options, to deposit the option profit (the difference between the aggregate option exercise price and the fair market value of the Common Stock on the date of exercise) into a phantom stock unit account under the Company's Deferred Compensation Plan.

     No options granted under the Option Plan are exercisable after the expiration of ten years (or less in the discretion of the Administrator) from the date of the grant, and no incentive stock options granted under the Option Plan to a Participant who owns more than ten percent of the total combined voting power of all classes of outstanding stock of the Company shall be exercisable after the expiration of five years (or less, in the discretion of the Administrator) from the date of the grant. The aggregate fair market value (as of the respective date or dates of grant) of the shares of Common Stock underlying the incentive stock options that are exercisable for the first time by an optionee during any calendar year under the Option Plan and all other similar plans maintained by the Company may not exceed $100,000.

     If an optionee ceases to be an employee of the Company for any reason other than his or her death, Disability or Retirement (as such terms are defined in the Option Plan), such optionee shall have the right, subject to certain restrictions, to exercise that option at any time within ninety days (or less, in the discretion of the Administrator) after cessation of employment, but, except as otherwise provided in the applicable option agreement, only to the extent that, at the date of cessation of employee, the optionee's right to exercise such option had accrued and had not been previously exercised. The Administrator, in its sole discretion, may provide that the option shall cease to be exercisable on the date of such cessation if such cessation arises by reason of termination for Cause (as such term is defined in the Option Plan) or if the optionee becomes an employee, director or consultant of an entity that the Administrator determines is in direct competition with the Company.

     In the event an optionee dies before such optionee has fully exercised his or her option, then the option may be exercised in full at any time within twelve months after the optionee's death by the executor or administrator of his or her estate or by any person who has acquired the option directly from optionee by bequest or inheritance, but except as otherwise provided on the applicable option agreement, only to the extent that, at the date of death, the optionee's right to exercise such option had accrued pursuant to the terms of the applicable option agreement and had not been forfeited or previously exercised.

     In the event an optionee ceases to be an employee of the Company by reason of Disability, such optionee shall have the right, subject to certain restrictions, to exercise the option at any time within twelve months (or such shorter period as the Administrator may determine) after such cessation of employment, but only to the extent that, at the date of cessation of employment, the optionee's right to exercise such option had previously accrued pursuant to the terms of the applicable option agreement and had not previously been exercised.

     In the event an optionee ceases to be an employee of the Company by reason of Retirement, such optionee shall have the right, subject to certain restrictions, to exercise the option at any time within ninety days (or such longer or shorter period as the Administrator may determine) after cessation of employment, but only to the extent that, at the date of cessation of employment, the optionee's right to exercise such option had accrued pursuant to the terms of the applicable option agreement and had not previously been exercised.

     Adjustment of Options Upon Certain Events. If the Company merges with another corporation and the Company is the surviving corporation in such merger and under the terms of such merger the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged, each outstanding option shall continue to apply to the shares subject thereto and will also pertain and apply to any additional securities and other property, if any, to which a holder of the number of shares subject to the option would have been entitled as a result of the merger.

     In the event all or substantially all of the assets of the Company are sold, the Company engages in a merger where the Company does not survive or the Company is consolidated with another corporation, each outstanding option will become exercisable (without regard to the vesting provisions thereof) for a period of at least 30 days ending five days prior to the effective date of the transaction or, in its sole discretion, the surviving corporation may (i) grant to optionees options to purchase shares of the surviving corporation upon substantially the same terms as the options granted under the Option Plan or
(ii) provide optionees the choice of exercising the option prior to the consummation of the transaction or receiving a replacement option. Notwithstanding anything to the contrary and except as otherwise expressly provided in the applicable stock option agreement, the vesting or similar installment provisions relating to the exercisability of any option or replacement option tendered as described in the previous sentence shall be accelerated and the optionee shall have the right, for a period of at least 30 days, to exercise such option in the event that the optionee's employment with or services for the Company should terminate within two years following a Change of Control (as defined in the Option Plan), unless such employment or services are terminated by the Company for Cause (as defined in the Option Plan) or by the optionee voluntarily without Good Reason (as defined in the Option Plan), or such employment or services are terminated due to the death or Disability of the optionee. Notwithstanding the foregoing, no incentive stock option shall become exercisable pursuant to the foregoing without the optionee's consent, if the result would be to cause such option not to be treated as an incentive stock option.

     The number of shares of Common Stock covered by the Option Plan, the number of shares of Common Stock covered by each outstanding option and the exercise price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of such shares or a stock split or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued shares effective without receipt of consideration by the Company.

     Transfer of Options. Unless an option is designated transferable by the Administrator upon grant, during the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable. No incentive stock option may be designated as transferable. In the event of the optionee's death, any nontransferable option shall be transferable by the optionee by the optionee's will or the laws of descent and distribution.

     Amendment and Termination. The Option Plan will continue in effect until terminated by the Board of Directors or until expiration of the Option Plan on April 29, 2009. The Board may suspend or discontinue the Option Plan or revise or amend it, provided that, without the approval of the Company's stockholders, no such revision or amendment may:

          (i) Increase the number of shares of Common Stock which may be issued under the Plan;

          (ii) Change the designation of classes of persons eligible to receive options under the Option Plan;

          (iii) Modify the Option Plan such that it fails to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission for the exemption of acquisition, cancellation, expiration or surrender of options from the operation of Section 16(b) of the Exchange Act; or

          (iv) Amend the Option Plan to defeat the purpose of the above restrictions on amendments.

     Federal Income Tax Consequences. The following discussion is intended only as a general summary of the federal income tax consequences to participants and the Company with respect to the Option Plan. The discussion is based on current laws which are subject to change at any time or which may be interpreted differently. The discussion does not address tax consequences under the laws of any state, local or foreign jurisdiction, nor does it address federal and state estate, inheritance and gift taxes. Further, the tax treatment of each Participant will depend in part upon such Participant's particular tax situation.

     The Code provides favorable tax treatment for incentive stock options. Incentive stock options are subject to certain requirements which are set forth in the Option Plan. Generally, upon the grant of an incentive stock option, and upon the exercise of the incentive stock option during employment or within three months after termination of employment, the optionee will not recognize any income. However, any appreciation in the value of the shares from the date of grant through the date of exercise will generally be an item of adjustment in determining the optionee's potential liability for alternative minimum tax for the taxable year of exercise. The alternative minimum tax may produce a higher tax liability than the regular income tax applicable to the optionee.

     The sale or disposition of Common Stock purchased upon exercise of an incentive stock option is generally a taxable event. The optionee will recognize a gain or loss in an amount equal to the difference between his or her basis (normally the exercise price) in the Common Stock and the proceeds from the sale or disposition. If the Common Stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the incentive stock option and is held for at least one year after exercise of the incentive stock option (the "Holding Period"), any gain or loss resulting from the sale or disposition of the Common Stock will be treated as long term capital gain or loss. If Common Stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of the Holding Period (a "Disqualifying Disposition"), the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or the excess of the sale price over the exercise price, whichever is less, will be treated as ordinary income in the year of disposition. However, any additional gain will be taxed as capital gain. If an optionee disposes of the Common Stock more than one year after the date of exercise, such capital gain or loss will be treated as long term capital gain or loss.

     The Company normally is not entitled to a deduction with respect to incentive stock options. However, in the event of a Disqualifying Disposition, the Company is entitled to deduct the ordinary income realized by the optionee. Optionees are required to notify the Company of any Disqualifying Dispositions.

     No taxable income will be realized by an optionee upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee must recognize as ordinary income the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The Company may deduct this amount provided the Company satisfies the applicable reporting requirements. An optionee's new basis in the Common Stock acquired upon exercise of a nonstatutory stock option will generally be the fair market value of the shares on the date of exercise. Upon a subsequent disposition of such of Common Stock, the optionee will ordinarily realize a capital gain or loss to the extent of any intervening appreciation or depreciation. If an optionee disposes of the Common Stock more than one year after the date of exercise, such capital gain or loss will be treated as long term capital gain or loss.

                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

                                  (PROPOSAL 3)

     The Board of Directors has selected Arthur Andersen LLP to audit the financial statements of the Company for the year ending March 31, 2000. Arthur Andersen LLP has audited the Company's financial statements since 1985. The persons named in the enclosed proxy will vote shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF THE ACCOUNTING FIRM ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2000.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his firm, if he so desires.

                         TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is composed of Messrs. Beinecke as chairman, Collins and Wilson, all of whom are independent directors. The Committee is responsible to the Board and indirectly to stockholders for assuring that:

          1. The Company's human resource policies are effective in attracting, retaining and developing outstanding executive talent;

          2. The Company has succession plans for senior management positions;

          3. The Company's total compensation program supports the Company's business goals and strategies, reinforces desired corporate behaviors, and properly recognizes performance; and

          4. The Company's compensation levels are internally equitable and externally competitive.

     The Committee sets compensation policies designed to maintain a strong relationship between performance and rewards, to align the interests of the executive officers with those of the stockholders and to actively encourage ownership of the Company's Common Stock. The Committee's actions with regard to executive officers who are members of the Board of Directors are subject to Board approval.

EXECUTIVE COMPENSATION POLICY

     The Company's compensation program is designed to attract, motivate, reward and retain the management talent required to achieve aggressive corporate growth and profitability objectives, and thereby increase stockholder value. It is the Company's policy to provide conservatively competitive base salaries to attract and retain highly capable managers, attractive annual incentive bonuses to encourage and reward achievement of the Company's annual growth and profitability goals, and significant equity opportunities to align the interests of management with those of stockholders.

     Because of the unique position the Company occupies within its market sector, there are few peer companies with which the Company can compare its management compensation. Consequently, the Compensation Committee does not rely solely on competitive surveys to set management compensation levels. However, the Compensation Committee does review the executive compensation levels in other publicly held growth companies in related and other industries, and obtains advice from independent consultants as to the Company's pay practices and levels.

     The tax deductibility of a senior executive's compensation is limited to $1 million a year unless such compensation is "performance based" or meets other exemptions under the Code. It is the Company's policy to structure and administer its compensation program for executives to maximize the tax deductibility of executive compensation, unless there are other countervailing factors.

EXECUTIVE COMPENSATION PROGRAM

     The principal elements of the executive compensation program are base salary, annual incentive bonuses and stock options. Key management personnel receive each element of compensation in various combinations, with the portion of total compensation provided by annual incentive bonuses and stock options increasing at higher management levels.

  Base Salaries

     The Compensation Committee reviews the salaries paid to the Company's executive officers and considers increases based on several factors, including competitive compensation data, individual performance, internal relationships and the performance and prospects of the Company. Also see, "Committee Decisions Affecting Chief Executive Officer's Compensation" for a discussion of increases in Mr. Granger's salary.

  Annual Incentive Bonuses

     Annual incentive bonuses are awarded to the Company's management under the annual management incentive plan. Bonuses are set as a target percentage of salary by management level and are earned based on individual and Company performance in relation to financial objectives set by the Compensation Committee and non-financial objectives established by senior management. Bonus targets range from 16% up to 64% of base salary. Cash payments under the annual management incentive plan ranged from 9% to 48% of individual employee's base salary for fiscal 1999, with the exception of Messrs. Bechtol and Diamond, who had specific, individual performance based incentive plans.

     Bonuses paid for fiscal year 1999 were greater than bonuses paid for fiscal year 1998. The Compensation Committee's aggressive goals for the management of the Company for fiscal year 1999 were substantially achieved. Examples of the Company's performance include a 22% increase in revenue and a 24% increase in earnings per share for fiscal 1999 over the prior year.

  Stock Options

     Annual stock option grants are recommended by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. Grants are based on several factors, including an evaluation of individual performance, tenure with the Company and management level. Special grants are considered to attract experienced managers to join the Company. The Compensation Committee believes that employee stock options are highly important to retain key employees and in aligning employee interests with the stockholders' interests.

     On February 17, 1999, the Board, upon a proposal set forth by the Compensation Committee, approved the grant of 1,133,000 performance vesting stock options pursuant to the Amended and Restated 1989 Stock Option Plan. A similar grant relating to 90,000 shares was made to a new member of senior management on April 26, 1999. The purpose of these grants were to align the interests of senior management with the interests of the stockholders of the Company by increasing management's ownership of the Company. The options granted vest upon the eighth anniversary of the date of the grant; however such options shall vest earlier if and upon the achievement of certain earnings per share targets. The Committee believes that such performance vesting options represent an appropriate means of incentivising senior management. Although the Committee does not anticipate granting such a large number of performance vesting options on a regular basis, the

Committee will consider additional grants of performance vesting stock options as it shall deem advisable to further the purpose of aligning the interests of the Company's management and its stockholders.

COMMITTEE DECISIONS AFFECTING CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Effective May 1, 1999, Mr. Granger's base salary was increased by approximately 15%. Mr. Granger's salary level was determined based on his performance and contribution to the Company's performance as evaluated by the Compensation Committee.

     Mr. Granger's bonus for fiscal 1999 was determined by the Compensation Committee based on specific financial and non-financial performance goals. Mr. Granger's incentive bonus of $192,965 for fiscal 1999, 42% of his salary, was based upon the Compensation Committee's evaluation of his performance and contribution to the Company's achievements in 1999, in which increases in revenue, net income and earnings per share were 22%, 14% and 24%, respectively, over the prior year. Mr. Granger's annual compensation for fiscal 1999 (salary paid and bonus earned) was 68% higher than his annual compensation for the prior year, which included a 33% increase in salary as a result of his promotion to President and Chief Executive Officer in July 1998.

     In addition, the Compensation Committee granted stock options for the purchase of 345,000 shares to Mr. Granger during fiscal 1999.

                                          Respectfully submitted,

                                          Frederick W. Beinecke
                                          Patrick W. Collins
                                          Michael B. Wilson

         COMPENSATION OF EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                             SHARES OF
                                                                               COMMON
                                                                               STOCK
                                                                             UNDERLYING
                                             FISCAL                           OPTIONS        ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR    SALARY(A)    BONUS      GRANTED     COMPENSATION(B)
        ---------------------------          ------   ---------   --------   ----------   ---------------
George W. Off(c)...........................   1999    $418,159    $177,284     32,400        $ 13,879
  Chairman of the Board                       1998     400,010     137,000     50,000         226,911
  (July 1998 to present)                      1997     388,375      82,240     50,000          69,396
  and Director
Daniel D. Granger(d).......................   1999     364,243     192,965    345,000          10,981
  President and Chief Executive               1998     257,289      75,000     30,000          45,249
  Officer (July 1998 to present)              1997     220,000     110,000     50,000          21,633
  and Director
Michael G. Bechtol(e)......................   1999     287,324     320,000    170,000           5,183
  Executive Vice President                    1998     408,972     102,000     15,000          12,774
  and President, CMS                          1997     506,466          --     16,000          14,588
  (October 1998 to present)
David M. Diamond(f)........................   1999     208,762     320,088    173,000           5,219
  Executive Vice President and                1998     199,992     226,148     11,000           5,000
  Chief Vision Officer                        1997      40,768      45,281     50,000              --
  (October 1998 to present)
Philip B. Livingston(g)....................   1999     158,204          --     10,600         331,151
  Former Senior Vice President                1998     209,979      60,000     20,000          35,770
  and Chief Financial Officer                 1997     188,247      65,000         --          73,491

---------------

(a) Salary includes all before-tax contributions by the employee to the Company's Deferred Compensation Plan.
(b) Other compensation includes Company matching contributions and all earnings (vested and non-vested) under the Company's Deferred Compensation Plan and 401(k) plan, reimbursement for moving expenses and severance payments. Mr. Livingston received a severance payment in 1999 of $325,696.
(c) Mr. Off served as President and Chief Executive Officer of the Company from July 1994 until July 1998.
(d) Mr. Granger served as the President and Chief Operating Officer from April 1998 to July 1998 and as President of CMS from January 1996 until April 1998.
(e) Mr. Bechtol served as the Executive Vice President, Retail, CMS from April 1998 until October 1998 and has been employed by the Company in various capacities since 1986. Salary includes commissions of $80,000 for 1999, $208,959 for 1998 and $336,759 for 1997. Mr. Bechtol participated in specific performance based incentive plans in addition to the annual management incentive plan.
(f) Mr. Diamond joined the Company in January 1997. Mr. Diamond served as Executive Vice President, Marketing and New Applications, CMS from January 1997 until October 1998. Mr. Diamond participated in specific performance based incentive plans in addition to the annual management incentive plan.
(g) Mr. Livingston resigned as Senior Vice President and Chief Financial Officer in November 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              % OF TOTAL
                                            OPTION GRANTED
                       OPTIONS GRANTED(A)    TO EMPLOYEES    EXERCISE PRICE($)   EXPIRATION DATE
                       ------------------   --------------   -----------------   ---------------
George W. Off........        32,400              2.06             52.4375            4/24/03
Daniel D. Granger....        70,000              4.45             52.4375            4/24/03
                            275,000             17.47               66.00            2/17/09
Michael G. Bechtol...        10,000              0.64             52.4375            4/24/03
                            160,000             10.16               66.00            2/17/09
David M. Diamond.....        13,000              0.83             52.4375            4/24/03
                            160,000             10.16               66.00            2/17/09
Phillip B.
  Livingston.........        10,600              0.67             52.4375            4/24/03

                        POTENTIAL REALIZABLE VALUE AT
                        ASSUMED ANNUAL RATES OF STOCK
                        PRICE APPRECIATION FOR OPTION
                                 TERM($)(B)
                       -------------------------------
                            5%                10%
                       -------------     -------------
George W. Off........      469,678         1,037,923
Daniel D. Granger....    1,014,737         2,242,426
                        11,414,437        28,926,426
Michael G. Bechtol...      144,962           320,347
                         6,641,127        16,829,920
David M. Diamond.....      188,451           416,450
                         6,641,127        16,829,920
Phillip B.
  Livingston.........      153,660           339,567

---------------

(a) Options granted prior to February 1999 generally have a term of five years, and become exercisable at the rate of 25% per year, commencing one year after the date of grant, except for options associated with a new hire which generally have a term of six years, become exercisable at the rate of 20% per year, and are subject to early termination in certain instances relating to termination of employment. Options granted in February 1999 have a term of ten years and become exercisable on the eighth anniversary of the date of grant provided that such options will become exercisable prior to such date upon achievement of certain earnings per share targets by the Company.
(b) Potential Realizable Value is based on the assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration of the option. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                   OPTION EXERCISES AND YEAR END VALUE TABLE

                                                                                      AT FISCAL YEAR END
                                                                   ---------------------------------------------------------
                                                                            NUMBER OF
                                                                      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                         SHARES                        UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS($)(B)
                                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                                       EXERCISE(A)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                       -----------   -----------   -----------   -------------   -----------   -------------
George W. Off(c)..................        8,953         688,292      75,000         107,400       4,281,250      5,295,875
Daniel D. Granger(d)..............       16,397       1,543,150      32,500         392,500       1,628,125     10,334,375
Michael G. Bechtol................        8,500         333,656      15,850         191,300         859,275      4,695,013
David M. Diamond..................           --              --      22,750         211,250         812,500      5,080,938
Phillip B. Livingston(e)..........       23,040         592,352       3,920              --         236,670             --

---------------

(a) The number of shares acquired is net of shares which were withheld to pay taxes or to pay the exercise price and does not reflect shares the receipt of which was deferred pursuant to the Company's Deferred Compensation Plan, which are now held as phantom units. To acquire the shares listed, Messrs. Off, Granger and Livingston exercised options to purchase 40,000, 31,748 and 17,303 shares, respectively.

(b) The closing price of the Company's Common Stock was $85.875 per share on March 31, 1999, the last business day of the fiscal year.

(c) Mr. Off exercised options to purchase 40,000 shares of the Company's Common Stock of which 12,539.55 shares were withheld for payment of the exercise price, 1,367.19 shares were withheld for payment of taxes and 8,953.00 shares were issued to Mr. Off. Receipt of the remaining 17,140.26 shares were deferred under the Company's Deferred Compensation Plan and are held as phantom units.

(d) Mr. Granger exercised options to purchase 31,748 shares of the Company's Common Stock of which 8,438 shares were withheld for payment of the exercise price, 6,913 were withheld for the payment of taxes and 16,397 were issued to Mr. Granger.

(e) Mr. Livingston exercised options to purchase 42,055 shares of the Company's Common Stock of which 8,928.74 shares were withheld for payment of the exercise price, 146.25 shares were withheld for payment of taxes and 23,040.00 shares were issued to Mr. Livingston. Receipt of the remaining 9,940.01 shares were deferred under the Company's Deferred Compensation Plan and are held as phantom units.

COMMON STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total return to stockholders since March 31, 1994 with that of the New York Stock Exchange Index and a peer group consisting of those public companies traded on an exchange and listed under the Standard Industry Classification (S.I.C.) Code 731 for Advertising, and other related S.I.C. Codes. The peer group is made up of:
Acxiom Corporation, Advo, Inc., Concord EFS, Inc., Cendant Corporation, Dun & Bradstreet Corporation, Grey Advertising, Inc., Information Resources, Inc., PIA Merchandising Services, Inc., Quick Response Services, Inc. and Valassis Communications, Inc.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        CATALINA MARKETING CORPORATION,
                   NYSE MARKET INDEX AND PEER GROUP INDEX(1).

                                                      CATALINA          NYSE MKT
               MEASUREMENT PERIOD                    MARKETING         VALUATION         PEER GROUP
             (FISCAL YEAR COVERED)                     CORP.             INDEX             INDEX
3/31/94                                                        100               100               100
3/31/95                                                        109               111               118
3/31/96                                                        172               145               138
3/31/97                                                        171               169               163
3/31/98                                                        231               246               280
3/31/99                                                        377               264               195

     Assumes $100 invested on March 31, 1994, in Catalina Marketing Corporation at a closing price of $22.75 on such date, the New York Stock Exchange and the peer group defined. Historical results are not necessarily indicative of future performance.

NON-EMPLOYEE DIRECTOR COMPENSATION

     In addition to grants made pursuant to the Company's 1992 Director Stock Grant Plan, non-employee directors receive $1,500 per day for each one day meeting attended in person, including committee meetings. The Chairman of each committee receives $3,000 annually. Also, non-employee directors receive a fee of $300 for each telephonic Board or committee meeting of less than one hour, or a fee of $1,500 for such telephonic meetings which are in excess of one hour. All expenses in connection with attendance at such meetings are paid by the Company. Also, upon each election or reelection of a non-employee director such director receives an aggregate of 2,000 restricted shares of Common Stock pursuant to the Company's 1992 Director Stock Grant Plan, as amended.

                          FUTURE STOCKHOLDER PROPOSALS

     The Company must receive at its principal office appearing on the front page of this Proxy Statement before February 18, 2000, any proposal which a Stockholder wishes to submit to the 2000 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1999. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CATALINA MARKETING CORPORATION, 11300 9TH STREET NORTH, ST. PETERSBURG, FLORIDA 33716. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                          By Order of the Board of Directors
                                          /s/DANIEL D. GRANGER
                                          Daniel D. Granger
                                          Chief Executive Officer

June 18, 1999

                                                                        APPENDIX

P                       CATALINA MARKETING CORPORATION

R

O                ANNUAL MEETING OF STOCKHOLDERS--JULY 20, 1999
        THIS PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS
X
       The undersigned, having received the Notice of Annual Meeting of Y Stockholders and the Proxy Statement furnished therewith, hereby appoints
   Daniel D. Granger and Barry A. Brooks as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Catalina Marketing Corporation (the "Company") held of record by the undersigned on June 1, 1999, at the Annual Meeting of Stockholders to be held at the Hyatt Regency Westfield, 1800 East Golf Road, Schaumburg, Illinois 60173, on Tuesday, July 20, 1999 and at any adjournment or postponement thereof.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED BELOW AND FOR EACH OTHER PROPOSAL LISTED BELOW.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



                              FOLD AND DETACH HERE

                                                         Please mark
                                                         your votes as   /X/
                                                         indicated in
                                                         this example.



1. Election of Class II Directors                       FOR      WITHHOLD
   Frederick W. Beinecke                                / /         / /
   and Thomas W. Smith.


   INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided:


   ____________________________


2. Proposal to ratify and approve the                   FOR   AGAINST   ABSTAIN
   1999 Stock Option Plan                               / /     / /       / /

3. Proposal to ratify and approve the selection of      FOR   AGAINST   ABSTAIN
   Arthur Andersen LLP as the Company's
   independent public accountants for fiscal 2000.      / /     / /       / /

4. At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.







Signature(s)______________________________________________ Date_____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                              FOLD AND DETACH HERE